Exhibit 3.1.6

CERTIFICATE OF DESIGNATION
of the
PREFERENCES, RIGHTS, LIMITATIONS, QUALIFICATIONS AND RESTRICTIONS
of the
SERIES B PREFERRED STOCK
of
HANGOVER JOE’S HOLDING CORPORATION

HANGOVER JOE’S HOLDING CORPORATION (the “Corporation”), a corporation organized and existing under the Colorado Business Corporation Act (the “CBCA”), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by its Articles of Incorporation and pursuant to the provisions of the CBCA, on January 9, 2013, the Board duly adopted the following resolution providing for the authorization of 125,000 shares of the Corporation's Series B Preferred Stock (the “Series B Preferred Stock”):

RESOLVED, that pursuant to the authority vested in the Board by the Corporation’s Articles of Incorporation, the Board hereby establishes from the Corporation’s authorized class of preferred stock a new series to be known as “Series B Preferred Stock,” consisting of 125,000 shares, and hereby determines the designation, preferences, rights, qualifications, limitations and privileges of the Series B Preferred Stock of the Corporation to be as follows:

1.  Designation and Amount; Designated Holder.  Of the 10,000,000 shares of the Company’s authorized Preferred Stock, $0.10 par value per share, 125,000 are designated as “Series B Preferred Stock,” with the rights and preferences set forth below. Only one person or entity is entitled to be designated as the owner of all of the Series B Preferred Stock (the “Holder”), in whose name the initial certificates representing the Series B Preferred Stock shall be issued. Any transfer of the Series B Preferred Stock to a different Holder must be approved in advance by the Corporation; provided, however, the Holder shall have the right to transfer the Series B Preferred Stock, or any portion thereof, to any affiliate of Holder or nominee of Holder, without the approval of the Corporation.

2.  Rank.  The Series B Preferred Stock shall be pari passu to the Common Stock.

3.  Voting Rights.The Holder of outstanding shares of Series B Preferred Stock shall be entitled to notice of any shareholders’ meeting and to vote as a single class with the Common Stock upon any matter submitted for approval by the holders of common stock.  Each share of Series B Preferred Stock shall have one vote per share.

4.  Dividends.  The Holder of the Series B Preferred Stock will not be entitled to participate with the holders of common stock in any dividends or distributions.

5.  Liquidation Rights/Cancellation/ Redemption.  Upon any liquidation, dissolution or winding up of the Corporation, the Holder of outstanding shares of Series B Preferred Stock will be entitled to be paid the “Liquidation Preference,” which is defined and calculated as follows: $125,000 in the aggregate (not on a per share basis), less any and all gross proceeds in cash from the sale or other conversion of the Series B Preferred Stock and/or common stock into which shares of Series B Preferred Stock shall have been converted, and less any payments in redemption of shares of Series B Preferred Stock. Holder of Series B Preferred Stock shall promptly provide to the Corporation all documents necessary for the adjustments in the Liquidation Preference due to the sale or disposition of any Series B Preferred Stock or common stock into which the Series B Preferred Stock was converted. Once the Liquidation Preference is calculated as zero, the Holder shall not be entitled to any further proceeds remaining from the liquidation of the Corporation, any remaining shares of Series B Preferred Stock shall automatically be cancelled, and Holder shall surrender to the Corporation any certificates evidencing remaining shares of Series B Preferred Stock for cancellation.  Further, once the Liquidation Preference equals zero, then all remaining shares of Series B Preferred Stock shall automatically be cancelled.  At any time after January __, 2014, if the Liquidation Preference is greater than zero, then Holder has the right to put any remaining shares of Series B Preferred Stock back to the Corporation in complete redemption at a price equal to the Liquidation Preference; provided, however, that this mandatory redemption provision shall only be applicable if the Corporation is permitted at the time of the redemption to redeem such shares under the CBCA.

6.  Conversion Rights.

(a)
The Holder may convert such shares of Series B Preferred Stock in whole or in part, at any time after July __, 2013, or from time-to-time thereafter upon written notice to the Corporation subject to the terms set forth below. Each share of Series B Preferred Stock may, or shall, be converted into shares of the Corporation’s authorized but unissued Common Stock (the “Conversion Shares”) equal to: one divided by the average of the volume weighted average price for the common stock for the five business days immediately prior to the date a “Conversion Notice” (as hereinafter defined) is provided to the Corporation, as reported by Bloomberg (the “VWAP”).

(b)
No fractional shares of common stock shall be issued upon the conversion of the Series B Preferred Stock.  If the number of shares to be issued to the holders of the Series B Preferred Stock is not a whole number, then the number of the shares shall be rounded up to the nearest whole number.

(c)
Mechanics of Conversion.  In the case of a conversion, before Holder shall be entitled to convert the same into shares of Common Stock, it shall provide a conversion notice (the “Conversion Notice”), which Conversion Notice shall specify the VWAP as of the conversion date, the number of Conversion Shares to be issued in connection with such conversion, and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error. To effect conversions of Series B Preferred Stock, the Holder shall not be required to surrender the certificate(s) representing the Series B Preferred Stock to the Corporation unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case such Holder shall surrender to the Corporation or its transfer agent, the certificate or certificates representing the shares of Series B Preferred Stock to be converted, or if the Holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith. Partial conversions hereunder where the certificate(s) representing the shares of Series B Preferred Stock are not surrendered shall have the effect of reducing the number of shares represented by such certificate(s) by the number of shares of Series B Preferred Stock converted in each applicable conversion, as set forth in each Conversion Notice.  The Holder and the Corporation shall maintain records showing the amount of shares of Series B Preferred Stock converted upon each conversion, and the number of shares of Series B Preferred Stock remaining to be converted. The Corporation shall, as soon as practicable after receipt of a Conversion Notice, and in any case within ten (10) business days of the Corporation’s receipt of the Conversion Notice (“Share Delivery Date”), issue and deliver at such office to the Holder, or to the nominee or nominees of such Holder, as set forth in the Conversion Notice, a certificate or certificates representing the Conversion Shares to which such Holder shall be entitled as aforesaid.

(d)
Failure to Deliver Certificates. If in the case of any Conversion Notice, the certificate or certificates representing the Conversion Shares issuable upon such conversion are not delivered to or as directed by the Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion Notice, in which event the Corporation shall promptly return to the holder any original certificates representing Series B Preferred Stock delivered to the Corporation and the Holder shall promptly return to the Corporation the Common Stock certificates unsuccessfully tendered for conversion to the Corporation, to the extent later received by the Holder.

(e)
Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of the Series B Preferred Stock, or any portion thereof, in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity, or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other person or entity of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  In the event Holder shall elect to convert the Series B Preferred Stock, or any portion thereof, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series B Preferred Stock by Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of Holder in the amount of 150% of the aggregate value into which such Series B Preferred Stock are to be converted as provided above, which bond shall remain in effect until the completion of litigation or other proceeding of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains final adjudication. In the absence of such injunction, the Corporation shall issue Conversion Shares upon a properly noticed conversion.  If the Corporation fails to deliver to Holder the certificate or certificates representing the Conversion Shares by the Share Delivery Date, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $500.00 per trading day (increasing to $1,000.00 per trading day on the tenth (10th) trading day after such damages begin to accrue) for each trading day after the Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(f)	Issue Taxes. The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of any Conversion Shares on conversion.

(g)
Valid Issuance. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable, free from preemptive rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

(h)
Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times after July __, 2013 reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock based upon the VWAP at the end of the previous calendar month; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will call and hold a special meeting of the shareholders within seventy-five (75) business days of such occurrence, for the sole purpose of increasing the number of shares authorized to an amount sufficient to allow a full conversion by the Holder of the Series B Preferred Stock. The Corporation’s management shall recommend to the shareholders to vote in favor of increasing the number of shares of Common Stock authorized.

(i)
Notice to Allow Conversion by Holder.  If: (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on any of its Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of any of the Common Stock, (C) the Corporation shall authorize the granting to all holders of  Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series B Preferred Stock, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Corporation’s records, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating: (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder is entitled to convert the Series B Preferred Stock during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice.

7.  Severability.  If any right, preference or limitation of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

8.  Amendment and Waiver.  This Certificate of Designation shall not be amended, either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them materially and adversely without the consent of the Holder.  Subject to the preceding sentence, any amendment, modification or waiver of any of the terms or provisions of the Series B Preferred Stock shall be binding upon the Holder.

9.  Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series B Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation, at its expense, shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such Series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

10.  Notices.  Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; or (v) when sent by electronic mail  (with confirmation of transmission) if sent during normal business hours of the recipient; if not, then on the next business day.  All notices to the Corporation shall be addressed to the Corporation’s President at the Corporation’s principal place of business on file with the Secretary of State of the State of Colorado.  All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by Michael Jaynes, President of the Corporation, this 9 day of January 2013.

By:	/s/ Michael Jaynes
Name:	Michael Jaynes
Title:	President

[Signature Page to Series B Certificate of Designation]